Exhibit 99.1

Company Contact: Joseph Czyzyk Mercury Air Group, Inc. (310) 827-2737	-NEWS RELEASE- Investor Relations: Larry Barrios The MWW Group (213) 486-6560

Mercury Air Group, Inc. to Delay Filing of
Annual Report on Form 10-K for Fiscal Year 2003

Los Angeles, October 14, 2003 – Mercury Air Group, Inc. (Amex: MAX; PCX) announced today that it has informed the American Stock Exchange that the Company will delay the filing of its Annual Report on Form 10-K for its fiscal year ended June 30, 2003. The Company and its new auditors, PricewaterhouseCoopers, LLP, (PWC) have not yet completed the audit and preparation of the Company’s financial statements for the fiscal year. The Company does not believe that the continuing audit indicates any underlying weaknesses in the Company’s financial condition or prospects.

On September 30, 2003, the Company filed with the Securities and Exchange Commission (SEC) a Notification of Late Filing on Form 12B-25 in which the Company said it would file its Annual Report on Form 10-K for fiscal year 2003 by October 14, 2003 after completion of a review related to a proposed retroactive rent increase for one of the Company’s warehouse facilities located at the Los Angeles International Airport and the related accounting and disclosures surrounding that increase. Although the review of that issue has been satisfactorily resolved, PWC and the Company require additional time to review other financial reporting issues.

The Company is reviewing its accounting related to the December 31, 2001 sale-leaseback transaction for its Los Angeles corporate headquarters building with CFK Realty Partners, LLC (CFK Realty), a wholly owned subsidiary of CFK Partners, the Company’s largest shareholder. If the accounting treatment is revised, the Company may be required to consolidate CFK Realty’s financial statements with its own, resulting in reporting the Company’s original net book value of the land and building as an asset of the Company and the mortgage on the property being treated as debt of the Company. The Company and PWC have not completed their review of the issue.

As a result of not filing audited financial statements with the SEC, the Company will be in default under its credit arrangements. The Company has informed its lenders of the default. The Company does not believe the default will have any immediate impact on its liquidity or capital resources.

On October 15, 2003, the Company plans to file with the SEC a Form 8-K, providing additional financial information regarding the effects of the possible change in the accounting treatment for the 2001 sale-leaseback transaction.

About Mercury Air Group

Los Angeles-based Mercury Air Group (AMEX/PCX/MAX) provides aviation petroleum products, air cargo services and transportation, and support services for international and domestic commercial airlines, general and government aircraft and specialized contract services for the United States government. Mercury Air Group operates four business segments worldwide: Mercury Air Centers, Inc., MercFuel, Inc., Maytag Aircraft Corporation and Mercury Air Cargo, Inc. For more information, please visit www.mercuryairgroup.com.

Certain statements contained in this news release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission. The Company intends these forward looking statements to speak only as of the time of the news release and does not undertake to update or revise them, as more information becomes available.

For further information please contact Joseph Czyzyk of Mercury Air Group, Inc. at (310) 827-2737 or Investors Relations, Larry Barrios of The MWW Group at (213) 486-6560.